                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement    [ ] Confidential, For Use of the
                                           Commission Only (as Permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               WOLVERINE WORLD WIDE, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                 WOLVERINE LOGO
                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                            NOTICE OF ANNUAL MEETING

To our Stockholders:

     The annual meeting of stockholders of Wolverine World Wide, Inc. will be held at the Company's World Headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Monday, April 27, 1998, at 10 a.m. local time, for the following purposes:

     (1) Election of 4 directors for 3-year terms expiring in 2001.

     (2) Ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     (3) Transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 2, 1998, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. A list of stockholders entitled to receive notice of and vote at the annual meeting of stockholders will be available for examination by Company stockholders at the office of Blake W. Krueger, Executive Vice President, General Counsel and Secretary of the Company, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

     A copy of the Annual Report to Stockholders for the year ended January 3, 1998, is enclosed with this Notice. The following Proxy Statement and enclosed proxy are being furnished to stockholders on and after March 27, 1998.

                                          By Order of the Board of Directors

                                          /s/ Blake W. Krueger
                                          Blake W. Krueger, Executive Vice
                                          President, General Counsel and
                                          Secretary
March 27, 1998
--------------------------------------------------------------------------------

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
--------------------------------------------------------------------------------

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 27, 1998

                                PROXY STATEMENT

     This Proxy Statement and the enclosed proxy are being furnished on and after March 27, 1998, to holders of Common Stock, $1.00 par value, of Wolverine World Wide, Inc. ("Wolverine" or the "Company") in connection with the solicitation by the Wolverine Board of Directors of proxies for use at the annual meeting of stockholders to be held on April 27, 1998, and any adjournment of that meeting. The annual meeting will be held at the Company's World Headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (i) the election of 4 directors for 3-year terms expiring in 2001; and (ii) ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year. If a proxy in the enclosed form is properly signed and returned to Wolverine, the shares represented by the proxy will be voted at the annual meeting and any adjournment of that meeting. If a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting or any adjournment of that meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company or by attending and voting at the annual meeting.

                             ELECTION OF DIRECTORS

     In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated the following 4 nominees for election as directors for 3-year terms expiring at the 2001 annual meeting:

                               Geoffrey B. Bloom
                                David T. Kollat
                                David P. Mehney
                              Timothy J. O'Donovan

     A plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. For purposes of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

     All of the nominees are presently directors of the Company whose terms will expire at the annual meeting. The proposed nominees are willing to be elected and to serve. In the event that a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

                               VOTING SECURITIES

     Holders of record of Company Common Stock, $1.00 par value ("Common Stock") at the close of business on March 2, 1998, will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of March 2, 1998, there were 42,742,513 shares of Common Stock outstanding (excluding 764,860 shares of treasury stock), each having 1 vote on each matter presented for stockholder action. Shares cannot be voted unless the stockholder is present at the meeting or represented by proxy.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to each entity known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 2, 1998:

                                                          AMOUNT AND NATURE OF
                                                               BENEFICIAL
                                                        OWNERSHIP OF COMMON STOCK
                                                    ---------------------------------
                                                      SOLE VOTING      SHARED VOTING
                NAME AND ADDRESS                    AND DISPOSITIVE    OR DISPOSITIVE    PERCENT
              OF BENEFICIAL OWNER                        POWER             POWER         OF CLASS
              -------------------                   ---------------    --------------    --------
AMVESCAP PLC                                                  --         2,317,575         5.4%
11 Devonshire Square
London EC2M4YR
England(1)

FMR Corp.                                              4,050,625                --          9.5
82 Devonshire Street
Boston, Massachusetts 02109(2)

Putnam Investments, Inc.                                      --         5,541,101         12.0
One Post Office Square
Boston, Massachusetts 02109(3)

-------------------------
(1) Based on information set forth in Schedule 13G dated February 11, 1998. The
    Schedule 13G indicates that AMVESCAP PLC, identified as a parent holding company (together with certain of its subsidiaries) is considered the beneficial owner of 2,317,575 shares of the Company's Common Stock.

(2) Based on information set forth in Amendment No. 3 to Schedule 13G dated February 14, 1998. The Schedule 13G indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is considered the beneficial owner of 1,649,700 shares of the Company's Common Stock as a result of acting as investment adviser to various registered investment companies and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is the beneficial owner of 2,294,325 shares of the Company's Common Stock as a result of its serving as investment manager for certain institutional accounts. Fidelity International

    Limited ("FIL"), a Bermudan joint stock company and an investment adviser to various investment companies and certain institutional advisers, is a beneficial owner of 299,000 shares of the Company's Common Stock, which includes 192,400 shares of the Company's Common Stock owned by FASST. FIL has the sole power to vote and the sole power to dispose of 106,600 shares of the Company's Common Stock.

(3) Based on information set forth in Amendment No. 1 to Schedule 13G dated January 27, 1998. The Schedule 13G indicates that Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. are registered investment advisers and (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners in the aggregate of 5,541,101 shares of the Company's Common Stock and that such shares were acquired for investment purposes by such investment advisers for certain of their advisory clients. The Schedule 13G indicates that such investment advisers have shared voting power over an aggregate of 419,067 shares of Common Stock and shared dispositive power over an aggregate of 5,541,101 shares of Common Stock.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 2, 1998, by each of Wolverine's directors and nominees for director, each of the named executive officers and all of Wolverine's directors, nominees for director and executive officers as a group:

                                          AMOUNT AND NATURE OF BENEFICIAL
                                           OWNERSHIP OF COMMON STOCK(1)
                                ---------------------------------------------------
                                   SOLE VOTING       SHARED VOTING        TOTAL
           NAME OF               AND DISPOSITIVE     OR DISPOSITIVE     BENEFICIAL     PERCENT
       BENEFICIAL OWNER             POWER(2)            POWER(3)       OWNERSHIP(2)   OF CLASS
       ----------------         -----------------   ----------------   ------------   ---------
Geoffrey B. Bloom                     550,474            80,483(2)        630,957        1.5%
Daniel T. Carroll                      40,497                --            40,497          *
Steven M. Duffy                        96,539                --            96,539          *
Alberto L. Grimoldi                    26,573                --            26,573          *
Stephen L. Gulis, Jr                  104,797            23,112           127,909          *
David T. Kollat                        58,215                --            58,215          *
Blake W. Krueger                       60,837                --            60,837          *
Phillip D. Matthews                    25,310            31,125            56,435          *
David P. Mehney                        76,778            23,625           100,403          *
Timothy J. O'Donovan                  412,700            49,358           462,058        1.1
Joseph A. Parini                       24,268                --            24,268          *
Joan Parker                            35,997                --            35,997          *
Elizabeth A. Sanders                   26,575             3,375            29,950          *
Paul D. Schrage                        15,187                --            15,187          *
All directors and executive
  officers as a group               1,890,027           212,420         2,102,447        4.9%

-------------------------
 *  Less than 1%.

(1) The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2) These numbers include shares that may be acquired through the exercise of stock options granted under the 1988 Stock Option Plan, the Directors' Stock Option Plan (1988), the 1993 Stock Incentive Plan, the 1994 Directors' Stock Option Plan, the 1995 Stock Incentive Plan and the 1997 Stock Incentive Plan within 60 days after March 2, 1998. The number of shares subject to stock options exercisable within 60 days after March 2, 1998, for each listed person is shown below:

Mr. Bloom                                                    224,591
Mr. Carroll                                                   22,779
Mr. Duffy                                                     48,158
Mr. Grimoldi                                                  11,389
Mr. Gulis                                                     53,640
Mr. Kollat                                                    32,903
Mr. Krueger                                                   22,971
Mr. Matthews                                                  25,310
Mr. Mehney                                                    43,028
Mr. O'Donovan                                                153,478
Mr. Parini                                                    17,715
Ms. Parker                                                    17,716
Ms. Sanders                                                   26,575
Mr. Schrage                                                   15,187
All directors and executive officers as a group              893,755

(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of 11 directors, 4 of whom are standing for reelection. In addition to the directors standing for reelection, the Company has 3 incumbent directors with terms expiring in 1999 and 4 incumbent directors with terms expiring in 2000. Wolverine's Amended and Restated Bylaws provide that the Board of Directors shall be divided into 3 classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of 3 years, with the term of 1 class expiring at the annual meeting of stockholders in each successive year.

     Biographical information as of January 3, 1998, is presented below for each person who either is nominated for election as a director at the annual meeting of stockholders or is continuing as an incumbent director. Except as indicated, all have had the same principal positions and employment for over 5 years.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2001

     GEOFFREY B. BLOOM (age 56) has been a director since 1987. Mr. Bloom is Chief Executive Officer and Chairman of the Board of the Company. Mr. Bloom was appointed Chairman of the Board in 1996. Formerly, Mr. Bloom was President and Chief Executive Officer of the Company from 1993 until 1996 and Chief Operating Officer of the Company from 1987 until 1993. Mr. Bloom is also a director of Comshare, Inc.

     DAVID T. KOLLAT (age 59) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; Cooker Restaurant Corporation, Inc.; and Consolidated Stores, Inc.

     DAVID P. MEHNEY (age 58) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     TIMOTHY J. O'DONOVAN (age 52) has been a director since 1993. Mr. O'Donovan is Chief Operating Officer and President of the Company. Mr. O'Donovan has held these positions since 1996. Formerly, Mr. O'Donovan was Executive Vice President of the Company.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2000

     ALBERTO L. GRIMOLDI (age 56) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment adviser, since 1993, and he is a member of the Advisory Board of Ford Motor Company in Argentina. Mr. Grimoldi is also a founding member and director of INFUPA S.A., a diversified Argentinean financial services firm. Mr. Grimoldi has also held various positions in the Argentinean government.

     JOSEPH A. PARINI (age 66) has been a director since 1987. He is Chairman of the Board and an officer of EFW, Inc., a designer and manufacturer of avionics systems for global markets, and has held that position since January 1997. He is also President of Olive Tree Enterprises, Inc., a management consulting firm, and has held that position since January 1997. Formerly, Mr. Parini was President and Chief Executive Officer of Elbit Systems, Inc., a designer, manufacturer and marketer of infrared, telecommunications and medical instrumentation, as well as defense products, from 1990 until 1996; President of Inframetrics, Inc., a manufacturer of infrared instrumentation, from 1990 until 1994; and President and Chief Executive Officer of Rospatch Corporation (now Ameriwood Industries International, Corp.), a manufacturer of wood products for consumer markets, from 1980 until 1990. Mr. Parini is also a director of Foremost Corporation of America.

     JOAN PARKER (age 62) has been a director since 1981. Ms. Parker is a Senior Partner with J. Walter Thompson, an international advertising firm. Ms. Parker has held that position since September 1995. From September 1995 until December 1995, Ms. Parker was also the sole proprietor of Parker & Associates, a public relations firm. From 1994 until September 1995, she was Executive Vice President and a Director of N. W. Ayer & Partners, an international advertising firm, and Executive Vice President and Managing Director of the Ayer Public Relations Division of N. W. Ayer & Partners. Formerly, Ms. Parker was Senior Vice President and Managing Director of the Ayer Public Relations Division.

     ELIZABETH A. SANDERS (age 52) has been a director since 1994. Ms. Sanders is the principal of The Sanders Partnership, a management consulting practice. Ms. Sanders has held that position since 1990. Formerly, Ms. Sanders was Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of Wal-Mart Stores, Inc.; H.F. Ahmanson & Co.; Advantica Restaurant Group, Inc.; and Wellpoint Health Networks.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1999

     DANIEL T. CARROLL (age 71) has been a director since 1979. Mr. Carroll is Chairman of The Carroll Group, a management consulting firm. Mr. Carroll is also a director of American Woodmark Corp.; A.M. Castle & Co.; Aon Corporation; Comshare, Inc.; Diebold, Incorporated; Woodhead Industries, Inc.; and Oshkosh Truck Corporation.

     PHILLIP D. MATTHEWS (age 59) has been a director since 1981. Mr. Matthews is Lead Director of the Company and was formerly Chairman of the Board of the Company from 1993 until 1996. Mr. Matthews is a general partner in Matthews, Mullaney & Co., a consulting firm. From 1991 until 1997, Mr. Matthews was Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry. From 1981 until 1989, Mr. Matthews was Chairman, Chief Executive Officer and Owner of Bell Helmets, Inc., a predecessor of Bell Sports Corp. Mr. Matthews is also a director of H.F. Ahmanson & Co.; Bell Sports Corp.; and Sizzler International Inc.

     PAUL D. SCHRAGE (age 62) was appointed to the Board of Directors in 1997. From 1984 until 1997, Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, and was employed by that company since 1967. Mr. Schrage is also a director of Safety-Kleen Corp.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has 4 standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee.

          Audit Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Grimoldi, Kollat and Parini and Ms. Parker currently serve on the Audit Committee. Mr. Parini is Chairman of the Audit Committee. During 1997, the Audit Committee held 3 meetings.

          Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Compensation Committee also is responsible for administering the Company's stock option and other equity-based incentive plans, recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries ("Outside Directors") and reviewing for their adequacy and competitiveness compensation plans and awards as they relate to the Chief Executive Officer and other key employees. Messrs. Carroll, Mehney and Schrage and Ms. Sanders currently serve on the Compensation Committee. Mr. Carroll is Chairman of the Compensation Committee. During 1997, the Compensation Committee held 5 meetings.

          Executive Committee. The Executive Committee is responsible for and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except to the extent that delegation is prohibited by law. The Executive Committee may consider or act upon matters requiring Board action during periods between Board meetings. Messrs. Bloom, Carroll, Grimoldi, Matthews and Parini currently serve on the Executive Committee. Mr. Matthews is Chairman of the Executive Committee. During 1997, the Executive Committee held 1 meeting.

          Governance Committee. The Governance Committee is responsible for: (i) recommending to the Board of Directors suitable candidates for nomination for positions on the Board of Directors; (ii) reviewing with the Board of Directors the appropriate skills and characteristics of Board members;
     (iii) reviewing and evaluating each director's performance on the Board;
     (iv) reviewing and reporting to the Board on all matters generally relating to corporate governance; and (v) recommending the officers of the Company for election by the Board of Directors. Messrs. Kollat and Mehney and Mses. Parker and Sanders currently serve on the Governance Committee. Mr. Mehney is Chairman of the Governance Committee. During 1997, the Governance Committee held 4 meetings. The Governance Committee will consider nominees for election to the Board of Directors submitted by stockholders. The Amended and Restated Bylaws of the Company provide that nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and the notice is received by the Secretary of the Company not less than 50 nor more than 75 days before the annual meeting. However, if fewer than 65 days' notice of the meeting or prior public disclosure is given to stockholders, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs. Each notice submitted by a stockholder must set forth the name, age, business address, residence address, principal occupation and employment of, the class and number of shares of the Company's stock beneficially owned by, and any other information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee under the Exchange Act and, as to the stockholder giving the notice, the name, record address and the class and number of shares of the Company's stock beneficially owned by the stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

     During the Company's last fiscal year, the Board of Directors held 5 regular meetings. Each of the directors attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).

                           COMPENSATION OF DIRECTORS

     Outside Directors receive a $20,000 annual retainer fee plus $1,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, the chairmen of the Audit, Compensation and Governance Committees receive annual fees of $2,000. Directors who are also employees of the Company or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board and committee meetings.

     Under the Directors' Stock Option Plan adopted and approved by the stockholders in 1994 (the "1994 Directors' Plan"), each Outside Director has been granted an option to purchase 15,187 shares of Common Stock (as adjusted for stock splits) on the date of his or her initial appointment or election as a director and an option to purchase 2,530 shares (as adjusted for stock splits) annually on the date of each annual meeting after his or her appointment or election. The per share exercise price of options granted under the 1994 Directors' Plan is 100% of the market value of Common Stock on the date each option is granted. The term of each option may not exceed 10 years. Options were granted under the 1994 Directors' Plan to all Outside Directors on April 16, 1997. Options to purchase a maximum of 405,000 shares of Common Stock may be granted under the 1994 Directors' Plan.

     In 1996, the Company adopted the Outside Directors' Deferred Compensation Plan (the "Outside Directors' Plan"), a supplemental nonqualified deferred compensation plan for the Outside Directors of the Company. The plan permits all Outside Directors to defer 25%, 50%, 75% or 100% of their directors' fees. Amounts deferred are credited on the books of the Company to an account established for that director as if the amounts had been invested to purchase shares of Common Stock of the Company using the market price of the Company's Common Stock on the date such fees would have been payable ("phantom stock"). The value of the account will increase or decrease during the deferral period corresponding to changes in the market value of the Company's Common Stock. The accumulated value of a director's account under the plan is paid in cash upon termination of service as a director in a single lump-sum or annual installments over a period of up to 10 years.

     Upon adoption of the Outside Directors' Plan the Company terminated its previously existing Director Retirement Plan (the "Director Retirement Plan") and provided for the conversion of the expected benefits payable under the Director Retirement Plan. Only Outside Directors of the Company who continued to serve as directors at the close of the annual meeting of stockholders on April 17, 1996 (defined in the Outside Directors' Plan as "Current Directors"), received an award of phantom stock units representing additional retirement income under the Outside Directors' Plan. Except for the Current Directors, no future Outside Director will receive retirement awards under the Outside Directors' Plan. In addition, former directors who were receiving payments under the Director Retirement Plan on April 17, 1996, will continue to receive the benefits provided under the Director Retirement Plan. To approximate as nearly as possible the expected benefits that otherwise would have been payable to Current Directors under the Director Retirement Plan if it had remained in effect, on April 17, 1996, each Current Director was awarded a number of phantom stock units having a market value equal to the present value (determined by an actuary) of the expected benefits payable under the Director Retirement Plan. In addition, to approximate as nearly as possible the minimum service requirements imposed under the Director Retirement Plan, phantom stock units that represent awards of retirement income are subject to delayed vesting provisions. Cash equal to the accumulated value of all phantom stock units representing retirement awards credited to a director's account will be payable upon termination of service as a director. Payments will be made in 10 annual installments beginning the month following termination of service as a director.

     Upon a "change in control" as defined in the Outside Directors' Plan, all amounts credited to a director's account (both for deferred fees and retirement income) will be distributed to the director in a single lump-sum. For purposes of the Outside Directors' Plan, "change in control" is defined as (i) the failure of the individuals who were directors at the time the Outside Directors' Plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the Outside Directors' Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock or combined outstanding voting power (excluding certain transactions); (iii) the approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (excluding certain permitted transactions).

     On April 27, 1993, Mr. Matthews was elected to serve as Chairman of the Board of Directors of the Company. Mr. Matthews stepped down as the Chairman of the Board effective as of the close of the 1996 annual meeting of stockholders and now serves as Lead Director. The Company pays Mr. Matthews a fee of $100,000 annually, and reimburses him for office, clerical and related expenses in consideration for his service as Lead Director.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Wolverine Common Stock to the Standard & Poor's 500 Stock Index and an index of peer companies that produce non-athletic footwear, assuming an investment of $100.00 at the beginning of the period indicated. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The index of peer companies was constructed by the Company and consists of the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing: (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN

               Measurement Period
             (Fiscal Year Covered)                   Wolverine         S & P 500         Peer Group
                     1992                             $  100.0          $  100.0          $  100.0
                     1993                                202.3             110.1             107.1
                     1994                                259.0             111.5              86.2
                     1995                                477.9             153.5              83.2
                     1996                                663.0             188.7             105.2
                     1997                                778.6             251.6             100.7

-------------------------
(1) The index of peer companies consists of J. Baker, Inc.; R.G. Barry Corporation; Brown Group, Inc.; Candie's, Inc.; Daniel Green Company; Genesco Inc.; Justin Industries, Inc.; Kenneth Cole Productions, Inc.; Lacrosse Footwear, Inc.; Nine West Group Inc.; Penobscot Shoe Company; Rocky Shoes & Boots, Inc.; The Stride Rite Corporation; The Timberland Company; Wellco Enterprises, Inc.; and Weyco Group, Inc.

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

 FISCAL                S & P     PEER
YEAR-END   WOLVERINE    500     GROUP
--------   ---------   -----    -----
  1992      $100.0     $100.0   $100.0
  1993       202.3      110.1    107.1
  1994       259.0      111.5     86.2
  1995       477.9      153.5     83.2
  1996       663.0      188.7    105.2
  1997       778.6      251.6    100.7

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the 3 fiscal years in the period ended January 3, 1998, by the Chief Executive Officer of the Company and each of Wolverine's 4 most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The numbers of shares subject to awards of stock options have been adjusted to reflect stock splits.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                        ------------------------------------
                                          ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                   ----------------------------------   -----------------------   ----------
                                                                                     NUMBER OF
                                                                        RESTRICTED     SHARES
         NAME AND                                        OTHER ANNUAL     STOCK      UNDERLYING      LTIP         ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY     BONUS     COMPENSATION   AWARDS(1)     OPTIONS     PAYOUTS(2)   COMPENSATION(3)
    ------------------      ----   --------   --------   ------------   ----------   ----------   ----------   ---------------
Geoffrey B. Bloom           1997   $569,231   $717,407(4)   $ 3,295(5)   $315,000     173,111      $430,278        $9,953
Chief Executive             1996    473,107    507,437(6)     5,746(7)    212,344      67,500       366,776         9,516
Officer, Chairman           1995    391,923    301,659          --        203,438      90,449       321,114         8,953
and Director

Steven M. Duffy             1997   $245,385   $196,308      $   --       $140,000      28,353      $ 99,077        $7,604
Executive Vice              1996    224,266    156,986          --         70,781      16,875        84,826         7,058
President                   1995    185,797     99,530          --         54,250      18,562        71,407         6,168

Stephen L. Gulis, Jr.       1997   $231,923   $185,538      $   --       $140,000      28,667      $ 92,155        $6,696
Executive Vice              1996    212,857    148,937          --         70,781      16,875        78,019         6,122
President, Chief            1995    169,678     90,895          --         54,250      18,562        48,469         4,877
Financial Officer and
Treasurer

Blake W. Krueger            1997   $244,808   $195,846      $   --       $140,000      25,000      $150,110        $7,352
Executive Vice              1996    153,654    164,500          --         90,375      16,875        84,749         1,735
President, General          1995         --         --          --         53,750          --            --            --
Counsel and Secretary

Timothy J. O'Donovan        1997   $334,616   $334,615      $   --       $210,000      70,829      $179,480        $8,123
Chief Operating             1996    286,633    229,306          --        141,563      38,250       149,758         7,686
Officer, President          1995    233,423     98,138          --        122,063      50,625       107,924         7,123
and Director

-------------------------
(1) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Wolverine's 1997 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing price of Common Stock on January 2, 1998) at the end of the Company's 1997 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

                        NUMBER     AGGREGATE
                       OF SHARES     VALUE
                       ---------   ----------
Mr. Bloom               87,327     $2,030,353
Mr. Duffy               26,285        611,126
Mr. Gulis               25,652        596,409
Mr. Krueger             19,500        453,375
Mr. O'Donovan           51,890      1,206,437

    These numbers do not include the number or value of shares of restricted stock awarded during 1996 in connection with the Company's Long-Term Incentive Plan (1993-1995), during 1997 in connection with the Company's Long-Term Incentive Plan (1994-1996) or during 1998 in connection with the Company's Executive Long-Term Incentive Plan (3-Year Bonus Plan) (collectively, the "Long-Term Incentive Plans"), the values of which are included in the amounts reported in the "LTIP Payouts" column in this table for the applicable year for each listed individual.

(2) Under the Company's Long-Term Incentive Plans, amounts payable under the plans are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan (i.e. 70% of the calculated bonus amount). The dollar amounts reported in this column reflect the cash payment and the market value of the shares of restricted stock on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant. Pursuant to these plans, the Company granted 39,225 shares of restricted stock to key management employees with respect to amounts payable for the 3-year performance period ended January 3, 1998.

(3) The compensation listed in this column for 1997 consisted of: (i) Company contributions to the accounts of the named executive officers under Wolverine's 401(k) Savings Plan as follows: $4,750 for Mr. Bloom; $4,750 for Mr. Duffy; $4,750 for Mr. Gulis; $4,750 for Mr. Krueger; and $4,750 for Mr. O'Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $5,203 for Mr. Bloom; $2,854 for Mr. Duffy; $1,946 for Mr. Gulis; $2,602 for Mr. Krueger; and $3,373 for Mr. O'Donovan.

(4) Includes one-third of the outstanding principal balance ($34,330) of a 3-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement which was forgiven by the Company because the Company achieved its targeted performance goals under the annual bonus plan for 1997.

(5) This compensation consisted of imputed income from a 3-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement.

(6) Includes one-third of the outstanding principal balance ($34,330) of a 3-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement which was forgiven by the Company because the Company achieved its targeted performance goals under the annual bonus plan for 1996.

(7) This compensation consisted of imputed income from a 3-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement.

STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option. The Chief Executive Officer of the Company makes recommendations of stock option grants (other than for himself) which the Compensation Committee then considers.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended January 3, 1998, and the number of shares of Common Stock subject to and values of options at that date:

                       OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
-----------------------------------------------------------------------
                                     PERCENT OF                              POTENTIAL REALIZABLE
                                       TOTAL                                   VALUE AT ASSUMED
                        NUMBER OF     OPTIONS                                ANNUAL RATES OF STOCK
                        SECURITIES   GRANTED TO   EXERCISE                  PRICE APPRECIATION FOR
                        UNDERLYING   EMPLOYEES     PRICE                          OPTION TERM
                         OPTIONS     IN FISCAL      PER      EXPIRATION   ---------------------------
        NAME            GRANTED(1)      YEAR       SHARE        DATE      0%       5%         10%
        ----            ----------   ----------   --------   ----------   ---   --------   ----------
Geoffrey B. Bloom         40,715        5.1%       $23.33    02/23/07     --    $597,254   $1,513,439    [boldface]
                           4,285        0.5         23.33    02/23/07     --      62,865      159,299    [boldface]
                           2,876        0.4         25.75    04/27/07     --      46,558      117,978
                           8,156        1.0         24.34    03/05/01     --      37,682       80,252
                           9,348        1.2         23.34    04/26/03     --      73,024      164,372
                          32,332        4.1         24.34    03/09/04     --     297,714      685,886
                           6,542        0.8         24.34    02/28/05     --      70,906      167,730
                          36,142        4.5         24.34    03/08/05     --     393,088      930,420
                          24,856        3.1         24.34    02/27/06     --     313,006      761,162
                           7,859        1.0         26.44    04/26/03     --      65,026      145,893
Steven M. Duffy            6,708        0.8         23.33    02/23/07     --      98,401      249,347    [boldface]
                          15,792        2.0         23.33    02/23/07     --     231,655      587,013    [boldface]
                             720        0.1         25.75    04/27/07     --      11,656       29,535
                           4,000        0.5         27.63    07/06/07     --      69,469      176,034    [italics]
                           1,133        0.1         24.31    02/27/06     --      14,233       34,603
Stephen L. Gulis, Jr.      6,708        0.8         23.33    02/23/07     --      98,400      249,347    [boldface]
                          15,792        2.0         23.33    02/23/07     --     231,655      587,013    [boldface]
                             574        0.1         25.75    04/27/07     --       9,300       23,567
                           1,593        0.2         28.50    03/05/02     --      11,629       25,480
                           4,000        0.5         27.63    07/06/07     --      69,469      176,034    [italics]
Blake W. Krueger           9,879        1.2         23.33    02/23/07     --     144,916      367,218    [boldface]
                          12,621        1.6         23.33    02/23/07     --     185,139      469,142    [boldface]
                           2,500        0.3         27.63    07/06/07     --      43,418      110,021    [italics]
Timothy J. O'Donovan      25,715        3.2         23.33    02/23/07     --     377,217      955,866    [boldface]
                           4,285        0.5         23.33    02/23/07     --      62,857      159,280    [boldface]
                           1,150        0.1         25.75    04/27/07     --      18,625       47,195
                           3,123        0.4         24.31    03/09/04     --      28,678       66,055
                           2,283        0.3         24.31    02/28/05     --      24,681       58,370
                          20,182        2.5         24.31    03/08/05     --     218,940      518,102
                          14,091        1.8         24.31    02/27/06     --     177,010      430,352

-------------------------
(1) All options indicated in boldface or italics text above are exercisable with respect to 25% of the shares on the date of grant and become exercisable in cumulative 25% installments on each anniversary date thereafter with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events relating to a change in control of the Company. All options in boldface text were granted in February 1997 and all options in italics text were granted in July 1997. All such options were granted for a term of 10 years. In 1997, the Compensation Committee adopted a policy to automatically award "Reload Options" to a limited group of senior executives if those executives surrender shares of the Company's Common Stock to pay the exercise price or tax withholding obligations associated with the exercise of a then outstanding nonqualified stock option or the vesting of restricted stock. New stock options (both incentive stock options and nonqualified stock options) and restricted stock awards under the 1997 Stock Incentive Plan provide for automatic awards of Reload Options to such executives. All options not shown in boldface or italics text in the table are Reload Options granted in 1997. Reload Options to purchase that number of shares surrendered by an executive are awarded at the market price on the date of grant. Reload Options granted in connection with the exercise of another stock option have the same term as the term remaining under the underlying option that was exercised. Reload Options granted upon the vesting of restricted stock have 10-year terms. Reload Options are fully vested on the date of grant. Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees primarily for estate planning purposes. Options terminate, with certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options permit the option price to be paid by delivery of cash or, with the consent of the Compensation Committee, shares of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF                     VALUE OF
                                                       SECURITIES UNDERLYING              UNEXERCISED
                                                            UNEXERCISED                  IN-THE-MONEY
                          NUMBER OF                         OPTIONS AT                    OPTIONS AT
                           SHARES                         FISCAL YEAR-END               FISCAL YEAR-END
                         ACQUIRED ON     VALUE      ---------------------------   ---------------------------
         NAME             EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   ----------   -----------   -------------   -----------   -------------
Geoffrey B. Bloom          276,570     $5,060,643     162,605        90,111       $  375,430      $709,421
Steven M. Duffy             14,660        231,034      28,675        29,949          246,773       160,565
Stephen L. Gulis, Jr.       27,307        523,655      34,157        29,949          301,873       160,565
Blake W. Krueger             8,438         77,411       8,126        25,311               --        83,198
Timothy J. O'Donovan       115,725      2,116,952     116,261        54,280        1,183,791       398,412

     The Company's employee loan program provides that an employee (or Outside Director) may borrow from the Company up to 95% of the exercise price to exercise options acquired under the Company's stock option plans. These loans bear interest at a rate equal to the greater of 6.5% per annum or the interest rate imputed by the Internal Revenue Service with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum beginning 5 years after the date on which the option to which the loan relates is exercised. All loans are secured by a pledge of the Common Stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 2, 1998, and, if higher, the maximum amount outstanding since December 28, 1996 (indicated in parentheses), for each of the named executive officers of the Company were as follows: Mr. Bloom, $34,330 ($68,661); Mr. Duffy, $109,818; Mr. Gulis, $143,310
($176,750); Mr. Krueger, $107,326; and Mr. O'Donovan, $146,380.

LONG-TERM INCENTIVE AWARDS

     The Company's stockholders approved the Executive Long-Term Incentive Plan (3-Year Bonus Plan) in 1997 (the "Long-Term Plan"). The Long-Term Plan continues the long-term incentive bonus policy the Company has used for many years pursuant to which the Company may award cash and shares of restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a 3-year performance period.

     The following table sets forth certain information concerning awards of long-term incentive compensation to the named individuals during the last fiscal year:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                 PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                                   OR OTHER       UNDER NON-STOCK-PRICE-BASED
                             NUMBER OF SHARES,   PERIOD UNTIL              PLANS(2)
                                 UNITS OR         MATURATION    -------------------------------
           NAME               OTHER RIGHTS(1)     OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
           ----              -----------------   ------------   ---------   --------   --------
Geoffrey B. Bloom                   50%            3 years      $149,542    $299,083   $598,167
Steven M. Duffy                     35             3 years        45,125      90,251    180,501
Stephen L. Gulis, Jr.               35             3 years        42,650      85,299    170,599
Blake W. Krueger                    35             3 years        45,019      90,038    180,077
Timothy J. O'Donovan                40             3 years        70,325     140,650    281,300

-------------------------
(1) Under the Company's Long-Term Plan, key management employees may earn incentive compensation based upon achievement of specified earnings per share ("EPS") goals over a 3-year performance period. The numbers reported in the column under the heading "Number of Shares, Units or Other Rights" represent the percentage of each officer's average earned salary during the 3-year period that the officer will receive as bonus compensation under the plan if the specified EPS targets are achieved. These amounts were determined by the Compensation Committee. If higher or lower actual EPS levels are attained during the 3-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher, lower or zero. Bonuses are conditioned upon achieving a minimum or "threshold" EPS level. EPS goals were established by the Compensation Committee at the beginning of 1997 for the period ending on the last day of the Company's 1999 fiscal year. EPS goals are expressed as net earnings per share after taxes.

(2) Under the Long-Term Plan, amounts earned as bonus compensation are calculated based on each participant's average annual earned salary during the 3-year performance period. For purposes of illustration, the "Threshold," "Target" and "Maximum" amounts in the table have been calculated using each named individual's base salary for 1997 as reported in the Summary Compensation Table, adjusted for 5% annual cost of living increases. Amounts payable under the Long-Term Plan are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the Long-Term Plan (i.e. 70% of the calculated bonus amount). The dollar amounts reported under the headings "Threshold," "Target" and "Maximum" reflect the value of the cash payment and the market value of restricted stock to be received on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant.

PENSION PLAN

     The Company has established a qualified pension plan covering most of the Company's salaried employees. The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain limitations on the maximum amount of pension benefits payable under qualified plans. The Code also imposes a cap of $160,000 (subject to certain grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings which may be taken into account in determining benefits payable under qualified plans.

     The following table illustrates the estimated annual benefits payable under the pension plan for Wolverine's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without the reduction required by the plan for the

Social Security Allowance received by participants in the plan and without regard to any accrued grandfathered benefit for earnings before January 1,
1994):

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                               --------------------------------------------------------------------------
    AVERAGE REMUNERATION         10              15              20              25            30 OR MORE
    --------------------       -------         -------         -------         -------         ----------
          $160,000             $25,600         $38,400         $51,200         $64,000          $76,800

     Subject to the limitations imposed by the Code, the pension plan provides monthly benefits at normal retirement in an amount equal to the greater of: (i) $16.00 times the participant's number of years of service up to 30 years; or
(ii) 1.6% of final average monthly remuneration times the participant's number of years of service up to 30 years. Certain designated executives have a percentage benefit multiplier of 2.4% or 2.0% in lieu of the 1.6% of final average monthly remuneration benefit multiplier. Benefits are reduced by the Social Security Allowance as defined in the plan. Under the plan, benefits may be based upon an employee's "final average pay," which is defined as the average of the executive's annual earnings for the 4 consecutive highest compensation years out of the last 10 years of the executive's employment. Except for the $160,000 cap imposed by the Code, the remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading "Annual Compensation" in the Summary Compensation Table above except for the forgiveness of Mr. Bloom's interest-free loan.

     The pension plan provides that if the pension plan is terminated during any period beginning on a "restricted date" (defined below) and ending 2 years later, surplus plan assets will be used to purchase retiree medical and life insurance in satisfaction of the Company's then outstanding obligations, if any, and will be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested;
(ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A restricted date is defined as the date any person or group acquires more than 50% of the voting stock of the Company in a transaction not approved by the Board of Directors or the date during any 2-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved) cease for any reason to constitute a majority of the Board.

     As of January 3, 1998, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Bloom, 11 years; Mr. Duffy, 9 years; Mr. Gulis, 13 years; Mr. Krueger, 2 years; and Mr. O'Donovan, 28 years.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In 1995, the Company adopted a Supplemental Executive Retirement Plan ("SERP") to replace the deferred compensation agreements entered into between the Company and certain key employees, including those listed in the Summary Compensation Table, except that an executive covered by a deferred compensation agreement will always be entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement. The SERP became effective January 1, 1996.

     Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed 5 years of service after having been approved as a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, 5 years after entering into the deferred compensation agreement); alternatively, a participating executive will be eligible for a benefit with less than 5 years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive's retirement benefit under the Company's qualified pension plan and an amount equal to a designated percentage of the executive's Average Compensation multiplied by the executive's years of service with the Company (up to 25 years). The designated percentage is either 2.4% for each year of service

(including all of the individuals listed in the Summary Compensation Table) or 2% per year of service. "Average Compensation" is defined as the average of the executive's annual earnings for the 4 consecutive highest compensation years out of the last 10 years of the executive's employment and is not restricted by the $160,000 compensation cap under the Pension Plan. Average Compensation does not include payments under the Long-Term Plan or severance payments. For this purpose, Average Compensation does not vary significantly from the amounts shown under the caption "Annual Compensation" in the Summary Compensation Table above except for the forgiveness of Mr. Bloom's interest-free loan.

     A retired participating executive may draw the full benefit beginning at age 65. A participating executive who has 10 years of service may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 4% for each year prior to age 60, and 2% for each year between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive's years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive's designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death. Executives covered by a pre-existing deferred compensation agreement are provided a minimum benefit equal to the amount payable under the deferred compensation agreement and the pension plan under the formula in effect on December 31, 1994.

     Benefits under the SERP are subject to forfeiture if the executive's employment is terminated for serious misconduct, if the executive later competes with the Company or if the Company cannot collect under an insurance policy purchased to fund plan benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within 2 or 3 years after a "change in control" the executive resigns for "good reason" or is terminated by the Company (other than for "cause" or due to death or "disability" as defined in the SERP), the executive will be entitled to a lump sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without the 2%/4% early retirement reduction factors, but based on years of service at the actual date of termination. For purposes of the SERP, "change in control" is defined as (i) the failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock or combined outstanding voting power (excluding certain transactions); (iii) the approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (excluding certain permitted transactions).

     The Company may terminate the SERP or stop further accrual of plan benefits for a participating executive at any time, but termination will not affect already accrued benefits.

              EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Bloom's Agreement. On April 27, 1993, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom to employ him as President and Chief Executive Officer until April 30, 1997. The Employment Agreement term was automatically renewed until April 30, 2000. Under the Employment Agreement, Mr. Bloom is to receive a salary of not less than $330,000 per year, a leased vehicle, the benefits of a term life insurance policy in the amount of $500,000 and other benefits normally provided by the Company to top-level executives. Because Mr. Bloom did not voluntarily terminate his employment prior to May 8, 1994, the Company forgave the remainder of the total outstanding principal balance ($105,465) of a loan plus accrued interest ($2,896) made to Mr. Bloom to permit him to exercise an option to purchase shares of Common Stock. Under the Employment Agreement, the Company was required to provide to Mr. Bloom a three-year, interest-free loan in an amount equal to the federal and state withholding taxes resulting from the forgiveness. The Compensation Committee approved a bonus plan for Mr. Bloom in 1995 under which one-third of the principal balance of this loan will be forgiven in 1997, 1998 and 1999 if the Company achieves its targeted performance goals under the annual bonus plan in 1996, 1997 and 1998, respectively, and the Company will pay Mr. Bloom an amount to satisfy Mr. Bloom's tax liability with respect to each such forgiveness if the Company achieves the performance goals necessary to permit payment of the maximum performance amount under the annual bonus plan in 1996, 1997 and 1998, respectively. The total principal balance outstanding under this loan at March 2, 1998 was $34,330 (excluding the amount the Company is required to forgive because the target performance goals were achieved in 1997 as reported in the Summary Compensation Table) and the largest aggregate amount outstanding under this loan since December 28, 1996 was $68,661.

     If Mr. Bloom is terminated other than for Cause (as defined in the Employment Agreement), the Employment Agreement requires Wolverine to pay to Mr. Bloom, in addition to normal salary and bonuses through the date of termination, a lump-sum equal to 2 times Mr. Bloom's then current salary. In addition, Mr. Bloom will be credited with 3 additional years of benefit service for purposes of computing his benefits under the SERP. Mr. Bloom may elect to commence payments of the retirement benefits upon attaining age 58. If Mr. Bloom is terminated other than for Cause, then Mr. Bloom will be entitled to up to 12 months' benefits under all employee benefit programs. Payments described in this paragraph are not subject to mitigation under the Employment Agreement.

     In addition, if Mr. Bloom's employment is terminated by the Company other than for Cause, Retirement or Disability, or by Mr. Bloom for Good Reason (all as defined in the Employment Agreement), then Mr. Bloom will receive upon termination, in addition to normal salary and bonuses earned through the date of termination: (i) cash equal to the present value of his then current salary (plus target bonus) which would have been payable through April 30, 2000; (ii) a lump-sum in cash equal to 150% of the value of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of options (other than incentive stock options granted after May 8, 1992) then held by Mr. Bloom, whether or not fully exercisable, and 100% of the difference between the market price and exercise prices of any incentive stock options granted after May 8, 1992, that are or would be exercisable by Mr. Bloom before April 30, 2000; (iii) reimbursement for relocation expenses and legal fees and indemnity against loss in the sale of Mr. Bloom's principal residence; (iv) a cash payment at Mr. Bloom's retirement age equal to the actuarial value of the retirement pension and SERP to which Mr. Bloom would have been entitled (without regard to vesting requirements) had he accrued 3 additional years of service with the Company, plus the amount awarded to Mr. Bloom during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which he is entitled under the normal retirement plans and programs of the Company; and (v) outplacement services paid for by the Company. Although the Company believes that none of these payments would constitute "parachute payments" under Section 280G of the Code, the payments will be reduced and/or deferred to the extent they constitute "parachute payments."

     Except as described above, the Employment Agreement requires Mr. Bloom to mitigate payments under the agreement in accordance with law. However, in connection with his obligation to mitigate payments,

Mr. Bloom need not actively seek employment, accept employment outside the West Michigan area or accept employment which is not substantially equivalent in all material respects to his position with the Company.

     Severance Agreements. Pursuant to individual agreements with the Company, Messrs. Bloom, Duffy, Gulis, Krueger and O'Donovan, and certain other key management employees, will receive compensation in the event of termination of their employment following a change in control of the Company, unless: (i) the termination of the officer is due to death or retirement in accordance with Company policy or as otherwise agreed; (ii) the termination is by the Company for cause or disability; or (iii) the termination is by resignation of the officer for other than Good Reason. Good Reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the officer's status as a senior executive officer of the Company or the duties performed by the officer immediately before a change in control, a reduction in the officer's annual base salary or relocation of the officer.

     The compensation payable in the event of such a termination after a change in control includes: (i) cash equal to 2 or 3 times the officer's annual salary, including target bonus; (ii) cash equal to 100% of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of unexercised stock options granted to the officer (other than incentive stock options granted after the date of the officer's agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable; (iii) relocation expenses, legal fees and indemnity against loss in the sale of the officer's principal residence; (iv) up to 2 or 3 years' benefits under all employee benefit programs; (v) a cash payment at the officer's retirement age equal to the actuarial value of the retirement pension and SERP to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued 3 additional years of service with the Company, plus the amount awarded to the officer during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which the officer is entitled under the normal retirement plans and programs of the Company; and (vi) outplacement services paid for by the Company. In all of the severance agreements, the officer has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

     A change in control is defined in the agreements to include the acquisition of 20% or more of the Common Stock of the Company by any person or group of persons acting together or a change in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the agreements, or whose election or nomination was so approved.

     Stock Plan Provisions. The Company has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of the Company. The options include options issued under the 1988 Stock Option Plan (the "1988 Plan"), the 1993 Stock Incentive Plan (the "1993 Plan"), the 1995 Stock Incentive Plan (the "1995 Plan") and the 1997 Stock Incentive Plan (the "1997 Plan") and the shares of restricted stock include shares awarded under the 1984 Executive Incentive Stock Purchase Plan (the "1984 Plan"), the 1993 Plan, the 1995 Plan and the 1997 Plan.

     Under the stock option agreements entered into between the Company and participants in the 1988 Plan, the 1993 Plan, the 1995 Plan and the 1997 Plan, other than the agreements applicable to Reload Options, 25% of each option generally becomes exercisable on the date of grant and the remainder becomes exercisable at the rate of 25% on each of the next three anniversary dates following the date of grant. However, the stock option agreements also provide that all options granted under the 1988 Plan become immediately exercisable in the event of a change in control of the Company.

     The 1984 Plan, the 1993 Plan, the 1995 Plan and the 1997 Plan provide for restricted stock awards. Except for shares awarded in connection with the payment of bonuses under the Long-Term Plan, the restrictions on 25% of the shares received pursuant to an award normally lapse on the third anniversary of the date of the award, with an additional 25% of the restrictions lapsing on the fourth anniversary and the remaining restrictions lapsing on the fifth anniversary. With respect to shares awarded in connection with the

Long-Term Plan, the restrictions on one-third of the shares received pursuant to an award lapse on each anniversary of the date of the award. The restricted stock agreements entered into with employees under these plans provide that all restrictions on restricted stock will lapse upon certain terminations of employment within a 5-year period after a change in control.

     A change in control is defined in the agreements under the 1984 and 1988 Plans to include a change of control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together or a change during any 2-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 Plan differs from the definition of that term in the agreements under the 1984 and 1988 Plans in that a change in control is considered to have occurred upon the acquisition of 20% or more (rather than 25%) of the Company's Common Stock and the definition includes the sale, lease, exchange or other transfer of substantially all of the Company's assets to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company. Under the 1995 and 1997 Plans, a change in control is defined as (i) the failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a two-thirds vote of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock; (iii) the approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (other than to certain permitted entities).

     Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of the Company and a subsequent triggering event occurs. In addition, the SERP (described above) and the Outside Directors' Plan (described above) provide for certain benefits and payments if a change in control of the Company occurs.

     Benefit Trust Agreement. In May 1987, the Company established a Benefit Trust (the "Trust") to assure that payments to employees under the employment agreements, severance agreements and the SERP described above and deferred compensation agreements with certain employees (collectively, the "Agreements") will not be improperly withheld after a change in control of the Company as defined in the agreement establishing the Trust. Under the Trust, upon the occurrence of a Potential Change in Control (as defined in the Trust agreement), the Company will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by the Company to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the Agreements given certain assumptions set forth in the Trust. Additional terms of the Trust provide for the return of the property to the Company upon written request before a change in control or automatically if no change in control has occurred within 6 months after funding upon a Potential Change in Control. The Company has transferred to the Trust insurance policies on the lives of certain key employees.

     Indemnity Agreements. The Company has entered into indemnity agreements with Messrs. Bloom, Duffy, Gulis, Krueger and O'Donovan and with each director and officer of the Company. The indemnity agreements indemnify each director and officer against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company's request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the compensation policies of the Company. The Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company. The Committee consists of 4 directors, none of whom is a current or former employee of the Company or its subsidiaries.

     The Committee continues to engage an independent compensation consulting firm to assist the Committee in formulating the Company's compensation policies, provide advice to the Committee concerning specific compensation packages and appropriate levels of executive compensation and provide advice about competitive levels of compensation. The firm was also retained to provide specific advice concerning the compensation arrangements for Mr. Bloom and the compensation to be paid to the Board's Lead Director.

     The basic compensation philosophy of the Committee and the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve 4 primary objectives:

     -- Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     -- Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

     -- Provide incentives for achievement of longer-term financial goals; and

     -- Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

     Executive compensation at Wolverine consists primarily of the following components: base salary and benefits; amounts paid (if any) under the annual bonus plan; amounts paid (if any) under the Long-Term Plan; amounts paid, if any, under individual-specific discretionary bonus plans designed to encourage achievement of individual goals; and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish 1 or more of the 4 compensation objectives described above.

     The participation of specific executive officers and other key employees in the annual bonus plan, the Long-Term Plan and the stock option and equity-based incentive plans of the Company is recommended by management and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the Committee's belief that the percentage of an executive's total compensation that is "at risk" should increase as the executive's corporate responsibilities and ability to influence profits increase.

     Section 162(m) of the Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exceptions for qualified "performance-based" compensation. The Company has obtained stockholder approval of the annual bonus plan, the Long-Term Plan and the 1997 Plan in order to permit amounts payable under the annual bonus plan and the Long-Term Plan and awards of stock options granted under the 1997 Plan to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code. Because such incentives under these plans are not included in the $1 million limit for purposes of calculating the Company's deduction for compensation paid to its executive officers, the Company believes its compensation policies reflect due consideration of Section 162(m).

BASE SALARY

     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that have been confirmed to be competitive. Base salaries of senior executives are determined by the Committee by comparing each executive's position with similar positions in companies of similar type, size and financial performance. The Committee uses surveys provided by the independent compensation consulting firm in making that comparison. Although some of the companies included in the peer index used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies since the Company competes for talent with a wide range of corporations. In general, the Committee has targeted salaries to be at the median to 75th percentile of base salaries paid for comparable positions by companies included in the surveys provided by the independent compensation consulting firm. Other factors considered by the Committee are the executive's performance, the executive's current compensation and the Company's or the applicable business unit's performance (determined by reference to pre-tax levels of profit and levels of sales). Although the Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative survey data. In general, base salaries for the Company's executive officers during 1997 were equal to the median of salaries paid by companies included in the surveys. The 1997 average base salary of senior executives increased over the previous year's level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit (and Company), promotions and increased responsibilities.

ANNUAL BONUS PLAN

     To provide incentives and rewards for achievement of short-term business unit goals, the existing Executive Short-Term Incentive Plan (the "Annual Bonus Plan") was designed to provide key employees with the opportunity for bonuses based on the performance of the Company and/or the performance of its operating divisions or profit-centers. The Annual Bonus Plan was approved by the stockholders of the Company at the April 16, 1997, annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that the Company had used for many years. A target bonus goal (the "Target Bonus"), expressed as a percentage of the participant's base salary, is established by the Committee. The Committee then establishes "Incentive Bonus" levels, expressed as a percentage of the Target Bonus, that are paid to the participant at specified levels of performance by the Company, division or profit-center. "Incentive Bonus" as used in the Annual Bonus Plan means an annual bonus awarded and paid to a participant for services to the Company during a fiscal year that is based upon achievement of pre-established financial objectives of the Company. The Incentive Bonus levels may be expressed either as (i) a matrix of percentages of the Target Bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the Target Bonus that would be paid at varying levels of performance. Performance is determined by reference to profit and sales of the Company and/or its operating divisions or profit-centers. Payment of an Incentive Bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Committee. All determinations to be made by the Committee for a fiscal year are made by the Committee during the first 90 days of each fiscal year. Both primary measures of corporate performance, pre-tax levels of profit and levels of sales, significantly exceeded the targeted levels for 1997. During fiscal 1997, executive officers were generally targeted to receive from 20% to 60% of their annual salaries in bonus compensation. In determining these percentages, the Committee considered each executive's position, competitive incentives and the executive's aggregate incentive compensation potential under all of the Company's plans. The percentages are generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation "at risk." Because the 2 primary measures of corporate performance under the plan significantly exceeded the targeted levels for 1997, senior executives generally received bonuses at levels that were at or near the upper end of the range established by the Committee.

LONG-TERM PLAN

     To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the Long-Term Plan provides the opportunity for additional compensation based upon the achievement of Company financial performance goals, which are set well above current budgets, over a 3-year period. The Long-Term Plan was approved by the stockholders of the Company at the April 16, 1997, annual meeting of stockholders. The Long-Term Plan continues the long-term incentive bonus policy that the Company had used for many years. The primary purposes of the Long-Term Plan and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units such that the long-term earnings performance of the Company is substantially improved. The primary concept of the Long-Term Plan is to establish financial performance goals for each 3-year time period for the Company. New performance periods begin each fiscal year and end 3 full fiscal years later. Goals are established by the Committee during the first 90 days of each 3-year performance period.

     Awards under the Long-Term Plan are based on a percentage of average annual earned salary during the 3-year period. For each participant in each 3-year period, the Committee specifies a target bonus goal established by the Committee (the "Target Bonus"), expressed as a specified dollar amount or as a percentage of the participant's average annual earned salary, and Incentive Bonus levels, expressed as a percentage of the Target Bonus, that will be paid to the participant at specified levels of performance. "Incentive Bonus" as used in the Long-Term Plan means a bonus awarded and paid to a participant for services to the Company during a 3-year period, which bonus is based upon achievement of previously established financial objectives by the Company. The Incentive Bonus levels may be expressed as either (i) a matrix of multiples of the Target Bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of performance. Performance is determined by reference to the earnings per share ("EPS") of the Company. If the minimum targeted EPS goal is not achieved, no bonus will be paid. For purposes of the Long-Term Plan, the definition of "earnings per share" means the Company's net after-tax earnings per share of Common Stock after all expenses and taxes, except for any special one-time charges. For the 1997-1999 performance period, key management employees are targeted to receive long-term bonus compensation in amounts that range from 15% to 50% of their average annual earned salaries. In determining the percentages, the Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive's capacity to affect the long-term performance of the Company. Because EPS significantly exceeded the targeted levels for the 1995-1997 performance period under the prior long-term bonus plans, senior executives generally received bonuses at levels that were at the upper end of the range established by the Committee.

     Under the Long-Term Plan (and under the prior long-term plans), amounts payable are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock under the Company's existing stockholder approved plans that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan (i.e. 70% of the calculated bonus amount). The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant. Pursuant to the prior long-term plans, the Company granted 39,225 shares of restricted stock to key management employees with respect to amounts payable under the prior long-term plans for the 3-year performance period ended January 3, 1998.

DISCRETIONARY BONUS PLANS

     In addition to bonuses paid based on corporate performance pursuant to the Annual Bonus Plan, the Company generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis, but only after the review and approval of the Committee.

STOCK OPTIONS AND EQUITY-BASED INCENTIVE PLANS

     Awards under the Company's stock option and equity-based incentive plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The

Committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by the Company to executives and other key employees pursuant to various equity-based plans for several decades. The Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

     Under the Company's plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees shares of restricted stock or rights to purchase stock at a price equal to the par value of the stock. These shares are subject to certain restrictions that, except for shares awarded in connection with the Long-Term Plan described above, generally lapse over a period of 5 years from the date of grant.

     Under the Company's stock option plans, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees options to purchase shares of stock, as well as tax benefit rights. The Company has never granted tax benefit rights under its existing plans and has no such present intention. The Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of the Company. The Committee grants both incentive stock options and nonqualified options within the meaning of the Code. Almost all of the options granted have been incentive stock options with an exercise price equal to the market price of Common Stock on the date of the grant. Under the terms and conditions of the plans, the Committee may, however, grant options with an exercise price above or below the market price on the date of grant.

     In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Committee generally adheres to a formula recommended by the independent compensation consulting firm which takes into consideration the levels of responsibility and compensation practices of similar companies. The Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to and exercised by the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive's responsibilities.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation "at risk" because a larger percentage of potential compensation is based upon the Annual Bonus Plan and the Long-Term Plan described above.

     Effective April 27, 1993, the Company executed an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom which provides for his continued service to the Company through April 30, 2000, as President and Chief Executive Officer. The Employment Agreement is also described on pages 17 and 18 of this Proxy Statement under the heading "Employment Agreements and Termination of Employment and Change in Control Arrangements."

     Under the Employment Agreement, Mr. Bloom will receive an annual base salary of at least $330,000 effective April 27, 1993, through April 30, 2000. Mr. Bloom will be entitled to participate in the pension plan, the SERP, the Annual Bonus Plan, the Long-Term Plan and any discretionary bonus plans and receive fringe benefits similar to those provided to senior executives of the Company through the term of the Employment Agreement and any renewal period.

     Mr. Bloom's 1997 base salary was established consistent with the Employment Agreement. In setting Mr. Bloom's base salary and total annual cash compensation, the Committee was advised by the independent compensation consulting firm and compared Mr. Bloom's cash compensation with that of chief executive officers in a survey group of companies of similar general type and size. Mr. Bloom's base salary is generally targeted by the Committee at or near the median of salaries paid to chief executive officers by companies included in the survey group. Mr. Bloom's base salary for 1997 increased 20.3% above his 1996 level, primarily due to the exceptional performance of the Company during the past several years which the Committee believed was significantly due to his leadership. Following the 1997 increase, Mr. Bloom's base salary was near the competitive median.

     Mr. Bloom's annual incentive bonus under the Annual Bonus Plan is based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. Bloom under the Annual Bonus Plan was 42% of earned salary. Mr. Bloom's annual bonus was subject to achievement of minimum goals and his threshold bonus at this level would have been 21% of earned salary. Mr. Bloom's annual bonus was also capped at 84% of earned salary. Corporate performance goals in 1997 were based on the Company's achievement of predetermined pre-tax levels of profit (approximately 80% weighting) and sales (20% weighting), both of which were set above the prior year's actual results. Pre-tax earnings from continuing operations for the 1997 fiscal year increased by 24.7% over the 1996 fiscal year. Sales also increased by 30.2% for the 1997 fiscal year over 1996 levels. Since the Company's profit and sales performance substantially exceeded the established maximums, the Committee approved a 1997 annual bonus for Mr. Bloom which represented the maximum amount allowable under the Annual Bonus Plan.

     Mr. Bloom was also paid a discretionary individual bonus for achievement of specific individual goals. The Committee reviewed Mr. Bloom's performance against his individual performance goals and determined that each had been exceeded.

     As required by the Employment Agreement, because Mr. Bloom did not voluntarily terminate his employment prior to May 8, 1994, the Company forgave the remainder of the total outstanding principal balance ($105,465) of a loan, plus accrued interest ($2,896) made to Mr. Bloom to permit him to exercise an option to purchase shares of Common Stock. In addition, under the Employment Agreement, the Company was required to provide to Mr. Bloom a 3-year, interest-free loan in an amount equal to the federal and state withholding taxes resulting from such forgiveness. The Committee approved a bonus arrangement for Mr. Bloom in 1995 under which one-third of the principal balance of this loan will be forgiven in 1997, 1998 and 1999 if the Company achieves its targeted performance goals under the Annual Bonus Plan in 1996, 1997 and 1998, respectively, and the Company will pay Mr. Bloom an amount to satisfy Mr. Bloom's tax liability with respect to each such forgiveness if the Company achieves the performance goals necessary to permit payment of the maximum amount under the Annual Bonus Plan in 1996, 1997 and 1998, respectively. The Company is required to forgive one-third of this balance and pay Mr. Bloom an amount to satisfy his tax liability for such forgiveness because the target performance goals were achieved in 1997 and the performance permitted payment of the maximum amount under the Annual Bonus Plan.

     Mr. Bloom's Long-Term Plan bonus award is based upon financial performance goals for the Company expressed in terms of targeted EPS that are well above budget and prior year's results. The target bonus for Mr. Bloom was 50% of average annual earned salary for the 1997-1999 plan period. The bonus payout for Mr. Bloom can range from 0% - 200% of the target bonus. The Company paid $430,278 to Mr. Bloom pursuant to the 1995-1997 Long-Term Plan since the Company did achieve its financial performance goals for the bonus period. The dollar value of this payment reflects cash paid to Mr. Bloom for 50% of the amount payable under the plan and the market value of shares of restricted stock granted in payment of the remaining amount payable under the plan. The restrictions on the restricted stock lapse with respect to one-third of the shares on each anniversary of the date of grant.

     In 1997, Mr. Bloom was awarded 13,500 shares (as adjusted for the 3-for-2 stock split in 1997) of restricted stock (excluding shares awarded in connection with the 1995-1997 Long-Term Plan discussed above) and options to purchase an additional 45,000 shares (as adjusted for the 3-for-2 stock split in 1997) of Common Stock (exclusive of any Reload Option grants). The amounts of these awards were determined by the Committee considering the formula and the competitive factors discussed above.

     During 1997, Mr. Bloom's base salary was approximately at the median of base salaries paid by companies included in the survey group to chief executive officers. Had the Company only achieved targeted performance goals for 1997, Mr. Bloom's salary combined with his targeted bonus would have been slightly below the median of salary and bonus paid by companies included in the survey group. Due to the Company's 1997 results, which significantly exceeded all goals, Mr. Bloom's salary, bonus and total compensation exceeded the median for chief executive officers paid by companies included in the previously described survey group.

     All actions and recommendations of the Committee attributable to 1997 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

                                          Respectfully submitted,

                                          Daniel T. Carroll, Chairman
                                          David P. Mehney
                                          Elizabeth A. Sanders
                                          Paul D. Schrage

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1997, the Company engaged J. Walter Thompson, an international advertising firm, to perform public relations, marketing and advertising services. The Company paid $522,272 in fees and expenses to J. Walter Thompson. Ms. Joan Parker, a director of the Company, is a Senior Partner with J. Walter Thompson. The Company anticipates continuing its relationship with J. Walter Thompson during the current year.

     In 1989, Wolverine entered into a license agreement with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is a large shareholder, to renew a licensing relationship that had existed for approximately 10 years. The license agreement grants to Grimoldi, S.A. the right to manufacture and the exclusive rights to distribute and sell Hush Puppies(R) brand footwear products in Argentina under Wolverine's standard terms and conditions for all international licensees. In 1994, Wolverine and Grimoldi, S.A. executed a similar license agreement that grants similar rights with respect to Brazil. Under these licenses, Grimoldi, S.A. pays Wolverine royalties and certain sublicense fees based on Grimoldi, S.A.'s sales of Hush Puppies(R) brand footwear products in Argentina and Brazil. The royalties and sublicense fees due to Wolverine on Grimoldi, S.A.'s 1997 sales of Hush Puppies(R) brand footwear products totaled $933,763 and have been invoiced or paid in accordance with Wolverine's customary terms and practices.

     In August 1994, Wolverine and Grimoldi, S.A. entered into a license agreement that grants to Grimoldi, S.A. similar rights with respect to Wolverine(R) and Wolverine Wilderness(R) brand footwear products in Argentina. Under this footwear license, Grimoldi, S.A. pays Wolverine royalties based on the factory cost of products purchased from Wolverine or a third party manufacturer, or Grimoldi, S.A.'s sales in the case of footwear products manufactured by Grimoldi, S.A. Under this Agreement, Grimoldi, S.A. paid royalties in 1997 to Wolverine totaling $37,103. Also in August 1994, Wolverine entered into a distribution agreement with Grimoldi, S.A. appointing Grimoldi, S.A. to serve as Wolverine's exclusive distributor for Caterpillar(R) brand footwear products in Argentina. Under the distribution agreement, Grimoldi, S.A. pays Wolverine a service fee based on the cost of each pair of Caterpillar(R) brand footwear products purchased by Grimoldi, S.A. Under this agreement, Grimoldi, S.A. paid Wolverine service fees in 1997 totaling $522,664. These agreements were made under standard terms and conditions applicable to all international licensees and distributors, respectively, and all payments due under these agreements were invoiced or paid in accordance with Wolverine's customary terms and practices.

     In the ordinary course of their business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 1997, purchases of such items by Grimoldi, S.A. totaled $701,808 (including any applicable sublicense fees for products containing licensed proprietary technology). All of these purchases were made pursuant to Wolverine's customary trade terms and were invoiced or paid in accordance with Wolverine's customary payment terms and schedules applicable to all licensees, distributors and customers.

     All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Wolverine's directors and officers, and persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1997 fiscal year, Wolverine believes that its directors and officers complied with all applicable filing requirements during the Company's last fiscal year.

                             SELECTION OF AUDITORS

     Subject to the approval of stockholders, the Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

     Ernst & Young LLP, certified public accountants, has audited the financial statements of the Company and its subsidiaries for the fiscal year ended January 3, 1998. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
             RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders must be received by the Company not later than November 27, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

                            SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. Wolverine has engaged Corporate Investor Communications, Inc. at an estimated cost of $4,000, plus expenses and disbursements, to assist in solicitation of proxies.

                                          By Order of the Board of Directors

                                          /s/ Blake W. Krueger
                                          Blake W. Krueger, Executive Vice
                                          President, General Counsel and
                                          Secretary

March 27, 1998

                                 WOLVERINE LOGO
                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

PROXY                                                                    PROXY

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                           ROCKFORD, MICHIGAN  49351

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Geoffrey B. Bloom, Daniel T. Carroll and Phillip D. Matthews, and each of them, each with full power of substitution, proxies to represent the stockholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company's World Headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Monday, April 27, 1998, at 10 a.m. local time, and any adjournment of that meeting.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR APPROVAL OF EACH PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

                              FOLD AND DETACH HERE

                           WOLVERINE WORLD WIDE, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

 [                                                                            ]

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS.

                                                         For  Withheld  For All
                                                                        Except
1. ELECTION OF DIRECTORS - Nominees: Geoffrey B.         / /     / /      / /
   Bloom, David T. Kollat, David P. Mehney,
   Timothy J. O'Donovan
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE
   FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT
   NOMINEE'S NAME IN THE LIST ABOVE.)
   Your Board of Directors Recommends that You Vote
   FOR ALL NOMINEES

                                                         For   Against  Abstain
2. Proposal to ratify the appointment of Ernst &         / /     / /      / /
   Young LLP as independent auditors for the current fiscal year.
   Your Board of Directors Recommends that You Vote
   FOR this Proposal




                                        Dated: ________________________, 1998
                                   __________________________________________
                                   __________________________________________
                                   Signature of Stockholder(s)
                                   IMPORTANT - Please sign exactly as your
                                   name(s) appears on this Proxy.  When
                                   signing on behalf of a corporation,
                                   partnership, estate or trust, indicate
                                   title or capacity of person signing it.  IF
                                   SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD
                                   SIGN.


                              FOLD AND DETACH HERE